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                                                                    EXHIBIT 10.1


                                   CORUS BANK

                 COMMISSION PROGRAM FOR COMMERCIAL LOAN OFFICERS


1.  INTRODUCTION

         In 1993 Corus implemented the first version of this Commission Program. While it has evolved and changed in some very significant ways, the basic structure and intent of the program has survived intact, and has served both Corus and the participating officers well. The Commission Program is designed to share loan profits with the officers to the extent those profits exceed what the company could earn by investing its deposits in some other manner (the Bank's "Opportunity Cost" - see section 6 for further details on the Opportunity Cost). We call this sharing in "Incremental Profit." Incremental Profit consists of interest and fee income, minus the Opportunity Cost, minus the department's overhead. Furthermore, just as officers share in Incremental Profit, they must also bear that same share of any losses. These concepts are developed more fully in the following pages.

         The Commission Program has been crafted to reward officers in such a way that their goals coincide as closely as possible with those of the company. Officers will benefit from generating as many loans as possible, with rates and fees as high as possible, from keeping the loans on the books as long as possible, and from avoiding losses. A substantial amount of the commission will be held back in a deferral account, so that officers, like the Bank, will have something to lose if their loans are not fully repaid. Also, officers who are particularly successful in developing a large portfolio of high-quality, high-yielding loans, will be walking away from a stable source of potential commission income should they ever choose to leave the company even though certain deferred amounts might be paid out subsequently.

         THIS PROGRAM IS IN PART AN UNFUNDED DEFERRED COMPENSATION ARRANGEMENT INTENDED TO COMPLY WITH PRINCIPLES SET FORTH IN SECTION 451 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND REGULATIONS THEREUNDER, AND UNDER APPLICABLE LAW. AS SUCH, NO PROVISION IN THIS PROGRAM WILL BE CONSTRUED TO REQUIRE EITHER DIRECTLY OR INDIRECTLY, THE COMPANY TO RESERVE, OR OTHERWISE SET ASIDE, FUNDS FOR THE PAYMENT OF COMMISSIONS DEFERRED HEREUNDER.

         This Commission Program will undoubtedly continue to evolve with each passing year, as we encounter new situations, and as business conditions change. Modifications will continue to be made, and Corus is entitled to make any that it deems appropriate, in its sole discretion. Management will attempt to minimize the frequency of such changes, and will also try to explain the rationale behind any changes fully, but the program may be changed at any time. Your comments, cooperation and patience will


* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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be appreciated. Please direct comments or questions to either Michael Stein or
Robert Glickman. References below to management include both Mr. Stein and Mr. Glickman, both of whom will answer questions and field comments. As CEO, Mr. Glickman will act as the final arbiter for difficult decisions.

2.  COMMISSION CALCULATION SHEET

         The Commission Program requires us to track all loans originated or renewed since the program began which are still on the books. We must maintain information on the loan amount, terms, officer(s) involved, and how the commission associated with the loan is to be allocated. We must also calculate the actual commission amount for individual loans based on the rest of the information contained in the database. The spreadsheet in which we maintain this database is called the Commission Calculation Sheet ("CCS"). On separate spreadsheets, management tracks the advance against commission percentage (see below), actual commissions paid, holdback amounts, and other related information. However, the CCS is the primary spreadsheet in which most of the critical information is stored.


3.  WHICH LOANS WILL BE INCLUDED IN THE PROGRAM?

         This program was designed for loans secured by commercial real estate projects; however, management in its sole discretion will consider including commercial loans secured by other collateral on a case-by-case basis. Effective 11/1/00, mezzanine loans, which are characterized by higher levels of risk and commensurately higher interest rates, will also be included but in a slightly different manner than other loans, as described below. Prior to 11/1/00, mezzanine loans were treated in a radically different manner than other loans. The CCS tracks those loans and treats them accordingly.

         If a loan qualifies for the Commission Program, it will be entered on the CCS. Due to the burden of tracking loans and calculating the commissions, the program will only include loans that generate commissions of $500 or more per year.

                         [                           ]*

         The Commission Program uses a 12-month period ending October 31st of each year. This cut-off date is being used so that all calculations can be made and verified and the commission amount calculated by year-end. Therefore, an officer's year-end commission amount will be based on loan activity for the 12 months ending on 10/31 of that same year. Please note that commissions are considered to be compensation for calendar years ending December 31, and the October 31 date is not in any way a date upon which commissions become payable by the company or formally earned by officers. The current year's Commissions are not earned until actually paid by the Bank. Also, while it may be tempting to push closings up into October in order to include them in a given commission year, officers are expected to act responsibly and in the company's best interests in this regard. Documentation compromises or other actions that impact a credit must not be made in order to speed up a closing.




* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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         Whether or not a transaction qualifies for inclusion on the Commission
Calculation Sheet normally will be quite clear; however, sometimes it will require interpretation. It is recommended that management approve any ambiguous situations as early as possible in the process to avoid any hard feelings.

4.  COMMISSION FACTOR

         The Commission Factor is the percentage of the Incremental Profit associated with the loan that will be shared with the relevant officer(s). Prior to 1/1/2000 the Commission Factor varied based on the number of loans a customer took from the Bank. Those Commission Factors will remain in effect through the
life of those loans, subject to the Annual Alteration noted below. [          ]*

        All Commission Factors, [          ]*, as well as any factor left over
from prior to 1/1/2000, are subject to an Annual Alteration. In order to describe the Annual Alteration, some terminology must be defined. "Unadjusted Gross Commissions" is the aggregate Gross Commissions payable to all officers who are in the Commission Program for that year prior to considering the Annual
Alteration. [           ]* The Annual Alteration will be a reduction in every
Commission Factor which shall be calculated by multiplying each Commission Factor by the following formula (if the formula results in a number greater than 1.0 there will be no Annual Alteration for the year in question):

                                [             ]*

The Annual Alteration will reduce the Commission Factor for all loans for a given year, but the original, unaltered Commission Factor will still be the starting point for the next year's Annual Alteration, if any. That is, the Annual Alteration in a given year does not carry forward.

         When we renew or extend a loan that was originated prior to 1/1/2000,
the Commission Factor (and the Officer's share of losses) [          ]* based on
the guidelines in this section (as always, subject to the Annual Alteration). However, if the renewal in question is deemed by management to be a non-market renewal (i.e. that it is being offered as some sort of workout, and consists of terms that are not representative of what could be achieved by the borrower on the open market), then the Commission Factor (and the Officer's share of losses) will remain at the Commission Factor associated with the loan in question prior to renewal.

         Regarding mezzanine loans, it is usually quite clear if a loan should be considered a Mezzanine Loan, based on pricing and risk considerations. However, it will on occasion be unclear. Furthermore, sometimes a higher risk Mezzanine Loan is embedded into a larger first mortgage. For example, if the bank normally would advance 65% of project cost at L + 2.75% and a 1.00% fee, we might offer a 70% loan at L + 3.00% and a 1.50% fee. The resulting larger loan would have an embedded first mortgage equal to 65% of project cost, and an Embedded Mezzanine Loan equal to 5%



* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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of project cost. Some of the interest income (0.25%) and fee income (0.50%) on the first mortgage would be attributable to the mezzanine loan, which would increase the yield on the mezzanine loan.

         Management reserves the right, in its sole and absolute discretion, to determine if a loan should be considered a mezzanine loan, or to determine if a loan has within it an embedded mezzanine loan. In the latter case, the loan would be entered on the CCS as two separate loans, and manual adjustments would be necessary on an ongoing basis to be sure that the CCS reflects the economics of the situation accurately.

         Regarding loan participations, generally it is clear if the Bank is a lead lender or not. However, on occasion the situation can get more murky, and an officer might end up playing a more significant role in the transaction than is normally expected of participants. Management will consider adjusting the
Commission Factor up somewhat from the [           ]* level for such exceptional
situations, but reserves the right to make that judgment in its sole and absolute discretion.

         The Commission Factor will be determined at the time a loan is approved, when the considerations involved are all fresh in everybody's mind.

5.  TEAM EFFORTS - ALLOCATING THE COMMISSION

         The program is intended to provide commissions to each officer based solely on account of income generated by the individual performance of the officer. In some instances, more than one officer may deserve credit for bringing in a new loan, or for doing a material amount of the work associated with underwriting the loan. In that event, the applicable commission should be divided among the relevant officers so that the relative amounts allocated to each officer approximate as closely as possible the relative amount of income generated by the individual performance of each officer. In general, where a commission is attributable to the efforts of more than one officer, the officers are expected to work out the allocation of the commission among themselves.

         When this program was first originated many feared that this could become a source of friction among officers. It is good to be able to report that there has been very little conflict of this nature. Still, it is important that we remain aware of the potential for hard feelings, and act fairly and quickly to resolve problems. Please consult Michael Stein or Robert Glickman for advice in dividing commissions. Robert Glickman has the authority to reallocate commissions between officers when he deems it appropriate to more closely track the individual efforts of the officers.

         All officers who will receive an allocation of a commission should sign the Loan Approval Sheet, so that the Officer's loan approval and recommendation of the loan is documented. No individual needs to sign the approval sheet on behalf of either Senior Management allocations (see below) or allocations to "Other."



* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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6.  COMPONENT PARTS OF THE COMMISSION CALCULATION SHEET

         Basically, the commission for a loan is equal to: [                 ]*

         This is a broad conceptual framework, and the Commission Program and the Commission Calculation Sheets incorporate these concepts, sometimes in a very precise manner, and sometimes more roughly. In this section we will discuss how Income, Servicing Cost, and Opportunity Cost are incorporated in the CCS. For a complete understanding of the CCS, officers should study the CCS itself, and this overview is only a general summary.

         INCOME. Income for a given year in the Commission Program consists of interest income and fee income generated in that year on a cash basis. Fee income includes origination fees, exit fees, and fixed percentage prepayment charges. Yield maintenance prepayment charges are included in a limited manner (see Section 11 below) and default interest and late payment charges are not included in the program at all. Income from foreclosed real estate and gains on sales of real estate will not be included as Income (in any event, as noted below, commission accruals for a loan will cease once a loan is classified as a non-accrual asset).

         Earned fees for loans that do not close, and fees generated by loans in which the Bank acted as an intermediary are both included in the program, and considered as if they were profits associated with a regular loan. Letter of credit fees will also be included, as would any loans resulting from draws on letters of credit. If the Bank ever experiences a loss in connection with a loan in which it was an intermediary, or in connection with a letter of credit, officers should expect to share in losses (see below) just as if these were regular loans.

         Expenses incurred for loans that do not close, and further assuming that the expenses were not reimbursed by the customer, may at the Bank's sole discretion, be charged to the officer as well, in which case the officer would bear a portion of the costs equal to the Commission Factor which would have been used had the loan closed. Officers need not expect to pay for business development costs and site inspections (provided reasonable care is taken to avoid unnecessary and unduly expensive travel), but should be careful about incurring legal fees and other third-party report costs such as appraisals without getting a deposit of some sort from the customer.

         Most of the Bank's loans have variable interest rates. In the CCS, the interest rate must be expressed as a spread over one of several indices:
Treasuries, Prime, or Libor. For variable rate loans, at the end of each commission year, the Bank analyzes the actual spread between 3-month Treasuries and the various indices used in our loans, and the CCS is adjusted to reflect the actual spreads observed over the prior year.

         For fixed rate loans, all of which are Treasury-based, the CCS uses the spread to comparable maturity Treasuries as of the date that the rate is locked (this is usually



* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.


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either the date of commitment or the date of closing). The benefits and costs of interest rate fluctuations after locking are enjoyed or borne, as the case may be, by the bank. Furthermore, the bank will usually swap fixed rate loans into floating rate loans. However, whether we swap or not, or how successful the swap is, is not considered in the Commission Program.

         Also, some loans involve one or more changes in rate basis or spread the middle of the term (e.g. from Libor + 3.00% to Libor + 2.75% or to Treasury +3.25%). In such cases, the loan will be treated as if it paid off at the time the rate basis is altered, and as if a new loan was originated with the new rate. A loan with an interest rate floor (e.g. Libor + 3.25% with a floor of 6.50%) might function as if it was a loan with a constantly changing spread. In this case, the Bank will make a customized, weighted average calculation of the spread which takes into account both the actual spread and the actual principal balance, and gives more weight to the spreads which applied to higher balance periods than to the spreads which applied to lower balance periods.

         The CCS assumes that interest accrues on an Actual/360 basis. If a loan is negotiated otherwise, the "spread" column or input on the Commission Calculation Sheet should be reduced to reflect the change

         OPPORTUNITY COST. We have assumed from the outset of the commission program that some sort of low-overhead investment alternative would be available to us, but at a lower overall yield than that offered by commercial real estate loans. We believe the company could purchase investment grade mortgage backed securities with virtually no overhead expense, and with no regulatory limitations. In that case, much of the capital allocated to commercial real estate could be reallocated to other investments as well.

         [                        ]*

         SERVICING COST. There are economies of scale in servicing larger loans. Management has made a rough estimate of servicing cost for loans of various sizes. See the table in the Commission Calculation Sheet.

         Also, it will be assumed that the servicing cost for Construction Loans will be double whatever the normal servicing cost would have been. The Commission Calculation Sheet automatically calculates this extra cost. However, in the input section of the Commission Calculation Sheet officers must indicate that the loan is a construction loan in the appropriate column.

7.  CESSATION OF COMMISSION

         So long as the full base rate of interest is actually collected from the borrower, or is drawn upon from an interest reserve, commissions will accrue for the loan in question. Whether or not the loan is categorized as non-accrual, and regardless of the loan's internal numeric or alpha rating, a commission will accrue so long as interest is actually collected. Default interest in excess of the base rate and late charges will not




* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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count towards a commission. No commission will be paid for any period during which the Bank owns an asset, and no commission will be paid pertaining to any gain on sale of any asset. See below for more details on how foreclosure and carry costs can impact an officer.

8.  SHARING IN LOAN LOSSES

         Officers will share in losses incurred in any loan in their portfolio.
Through 10/31/98, each officer built up a loan loss reserve equal to [        ]*
Losses incurred in the officer's portfolio will first be subtracted from the reserve dollar-for-dollar. That is, a $100,000 loss will cause a $100,000 deduction from the loan loss reserve, regardless of what the Commission Factor was. However, if an officer only had 50% of the bonus for a loan, his or her loan loss reserve will only be debited for 50% of the loss.

         In a loss situation, it is quite possible that an officer's loan loss reserve will not be large enough to absorb the loss. The loss in excess of the reserve is the Excess Loss, and the Excess Loss times the Commission Factor for the loan in question can be called the Officer's Loss.

         Since the Commission Factor can vary from year to year due to the Annual Alteration (see above), for loss purposes the Commission Factor will be the weighted average of commission factors over the life of the loan. The weighted average will be based on commissions actually paid as opposed to
average daily balance or some other such measure. [              ]*

         [              ]* The $100,000 loan loss reserve would be wiped out,
and the remaining $100,000 loss would be the Excess Loss. The Officer's Loss would be $15,000, to be withheld from other sources of pay as noted below. If the loan in question was only 50% in that officer's portfolio, then he or she would only have to support $100,000 of the $200,000 loss, and in the example above the officer's loan loss reserve would cover that entire amount, so that nothing would be withheld from any other source.

         The Officer's Loss will be deducted from the officer's cash commission amount for that year. If the current year's cash commission is insufficient to cover the Officer's Loss, the bank will then offset the Officer's Loss against any Deferred Commission (see below). The bank will offset first against that portion of the Deferred Commission that is closest to being released. If the officer's Deferred Commission were entirely depleted, future commissions would be the Bank's last source of recovery. Officers will not be expected to come out-of-pocket to pay anything to the company.

         Loan losses for purposes of this Commission Program will be determined at the time the asset securing the loan is sold by the bank. Neither the date of foreclosure nor the dates of any interim charge-offs are relevant for loss calculation purposes. Loan losses include: (1) Principal Loss; (2) Foreclosure and Out-of-Pocket Carry Costs minus any net income generated by the project (it is quite conceivable that an asset could




* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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generate more income than the associated expenses, which would reduce the amount of the loss); and (3) an estimated cost of carrying the asset in question, which is based upon the Bank's Opportunity Cost.

         PRINCIPAL LOSS. This is the easiest item to define. It will be the original balance of the loan minus the Disposition Price of the asset. The Disposition Price is equal to actual cash to the company, net of any closing costs. If the disposition price of the asset is greater than the original loan amount, there might still be a loss due to carry costs and opportunity costs, but the excess amount in question would reduce the loss. If the Bank advances a loan to finance the purchase of a Bank-owned asset, for purposes of determining the Disposition Price that loan will be considered cash to the Bank. However, that loan will be included in this Commission Program for both profit and loss potential, and the Bank may, in its sole and absolute discretion, consider such a loan to be a non-performing asset for its entire life, regardless of actual payment history, for purposes of determining if commissions should be paid out or held back (see below).

         FORECLOSURE, OUT-OF-POCKET COSTS, AND CARRY COSTS MINUS ANY NET INCOME. These items are relatively straightforward. The cost of enforcing a guaranty, and any amount collected under a guaranty would be counted in this category. Amounts in this category will be tallied annually. Interest will accrue and compound annually on such amounts until final disposition of the asset. The interest rates used will be the same as noted below under Carry Costs.

         CARRY COSTS. All Carry Costs will be calculated assuming a principal balance equal to 85% of the Disposition Price of an asset, which can also be called the Notional Amount.
         Officers do not share in any gain on sale of a foreclosed asset, so it is also reasonable to limit the officer's exposure to Carry Costs when asset values recover to high levels. Therefore, the Notional Amount is subject to a ceiling equal to the original loan amount.

         Losses for Commission Program purposes will include interest on the Notional Amount at the Fed Funds rate (using the average Fed Funds rate for each quarter throughout the period in question, compounded quarterly) from the date interest was no longer paid on the loan through the date the Bank takes ownership of the asset. Thereafter, the Notional Amount will accrue interest at the cap rate specified for the asset in question (compounded annually) in an appraisal done at or near the time of foreclosure. Many appraisals include a discount rate, used to discount estimated future cash flows, and a cap rate, used to determine the disposition value of an asset at some future point when it is stabilized. The latter value is the cap rate which would be used for purposes of this section.

         The Bank's Carry Costs on the non-performing asset can accumulate rapidly, and can easily exceed the principal loss of a bad loan. Be careful with your loans! Officers should be aware that one major problem loan could conceivably wipe out the commission earned on many healthy loans. Management, in its sole discretion, will calculate loan losses for commission purposes.


* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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9.  FREEZING COMMISSION PAYMENTS AND HOLDBACK RELEASES

         Prior to any commission payment, whether it is the release of a prior year's holdback or payment in part of the current year's commission, the Bank will calculate an officer's Loss Potential, as defined below. If, after any commission payment, an officer's holdback (based on then-current Corus stock and S&P 500 values) is less than the officer's Loss Potential, then such commission payment may be withheld by the Bank, and rather than paying it out it will be added to the officer's holdback. Once a commission payment is so withheld, no subsequent consideration to releasing it will be made until the next year's commission payment or holdback release is due. An officer's Loss Potential will be calculated as follows:

         (a)  [                    ]*
         (b)  [                    ]*
         (c)  [                    ]*

         If an amount which would have been paid or released is held back due to this calculation, the officer may elect to have such funds treated pursuant to any of the three options described below for Deferral of Commission (but for a
period of one year, rather than [             ]*, and subject to review one year
later, when it will be either released or deferred an additional year).

10.  CHANGES RETROACTIVE

         All policies described in this document apply to all loans, unless specifically stated otherwise, regardless of when the loans were originated, or when the policy was adopted.

11.  BASE PAY AND DRAW AGAINST COMMISSION

         The CCS calculates what could be called the Gross Commission.
[        ]* This advance is netted out of the gross commission at year-end, and the resulting net commission is the amount that will be paid, part in cash and part via deferral (see below).

         The precise calculation of the advance is a function of how efficiently the department is operating. The idea is that the bank and officer are splitting profits, and the bank should recoup the costs of running the department before the profit split is calculated. Costs are recouped in part from the servicing factor (see above) and in part from the draw against commission. Ideally, the sum of: (a) the dollar impact of the servicing factor, plus (b) the draw against commission divided by the weighted average Commission Factor, should equal the department's overhead. Please see management if you are interested in a more detailed explanation.

         [                        ]*




* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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12. PREPAYMENT CHARGES

         Officers will share in prepayment charges according to the following guidelines:

         1) If the prepayment charge formula is the Bank's standard yield maintenance charge with a replacement rate of Treasury + 0.0%, then the additional commission amount due to the prepayment charge will be the present value of all future commission amounts associated with the loan, assuming the loan had paid off at its stated maturity, discounted at the Replacement Rate used in the prepayment charge calculation;

         2) If the prepayment charge formula is the Bank's standard yield plus a spread of some sort, then the additional commission amount due to the prepayment charge will be the amount calculated in (1) above, multiplied by the following ratio: (loan spread to Treasuries - replacement rate spread)/loan spread. This means that the prepayment charge will be reduced by the same proportion as the replacement spread reduced the loan spread. For example, if the loan spread was 3.0%, and the replacement rate spread was 1.0%, only 2/3 of the full spread flowed through to the prepayment charge calculation. Therefore, only 2/3 of the commission amount according to (1) above would be earned;

         3) Starting in the commission year beginning on 11/1/01, if the prepayment charge formula is a flat percentage, then prepayment charge will be treated as a loan fee, and added to loan profitability for the year in question.

13. DEFERRAL OF COMMISSION

         Commissions will be paid out in a deferred manner, such that commissions earned in any given year will be deferred in part according to the
rules contained in this section and will stay at risk of loss for [          ]*
(the "Deferral Period"). The intent of this deferral is to more closely align officers' interests with those of the Bank. Officers will experience first hand the sense that profits from many previous years can be eroded by bad loan decisions which take time to surface. The following deferral rules apply:

         A) [                   ]*

         B) Provided that a portion of a Deferred Commission is available for disbursement pursuant to clause C (below), such Deferred Commission will be paid at the end of its Deferral Period in one of three forms, at the officer's option:

               1) Cash. A cash payment calculated as follows:

         Deferred Amount * ((1 + 60% of [  ]* Treasury)/\ [  ]*) = Amount Paid



* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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                           The [ ]* Treasury will be the average [ ]* Treasury
                           rate during the month of December for the year the commission was earned.

         2) Corus Stock. A number of shares of company stock, calculated by dividing: (a) the Deferred Commission amount in question, by (b) the company's average share price over the 60 trading days immediately preceding December 15th of the year the Deferred Commission was granted. In addition, a cash payment equal to any dividends said shares would have paid during the deferred period will be paid to the officer annually. Such payment will cease if and when the Deferred Commission associated with such shares is needed to cover an officer's loan losses.

            The company reserves the right, but is not obligated, to pay some or all of this amount in cash, rather than shares, in which case the cash payment will be based on the share price at the close of business on the last business day before the commission is paid to the officer. In particular, among other possible reasons, if the company is obligated to withhold taxes for an officer, it might avail itself of this right to pay some portion of the payment in cash instead of shares, and it might then withhold the cash in payment of federal or state taxes.

         3) S&P 500 calculated in the following manner:

                    Principal Amount = dollar amount subject to this calculation (100% of total Deferred
                    Commission for the year in question)

                    S&P 500 Index as of date of original deferral = Orig S&P

                    S&P 500 Index as of date of release = Ending S&P (Ending S&P minus Orig S&P)/Orig S&P = S&P Return

                    S&P Return * .75 * Principal Amt + Principal Amt = Release

            Officers must choose the form of payment they desire before the end of the year in which the Deferred Commission was earned, and may not be altered over the course of the Deferral Period. Officers can choose to have a portion of their Deferred Commission for any one year paid in each of the three methods above (that is, some of a given year's commission could be tied to cash, some could be tied to Corus Bankshares stock, and some could be tied to the S&P 500).

         C) The Deferred Commission, in whatever form the officer chooses to take it, would be subject to a potential loss, under certain circumstances, as noted


* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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            above in the "Sharing of Loan Losses" - Section 8 above. Amounts to be deducted from the accumulated Deferred Commission would be deducted from the then-current value of the deferred amounts at the time the loss occurs, and such deduction would carry forward through any subsequent indexing.

         D) If an officer is no longer employed by the Bank and has Deferred Commission amounts pending, the Deferral Period would continue without any change whatsoever. See Section 15 below for a definition of Terminated Officer. The company will certify to the Terminated Officer that any calculations pertaining to the deferred commission were in reasonable compliance with this program, but Terminated Officers will not be entitled to direct access to the bank's records. If substantially all of the loans that generate commissions for the Terminated Officer pay off without loss prior to the end of the deferral period, any deferred amounts will be released at their then-current indexed value.

14.  CUSTOMER ACCOUNTS PROTECTED

         The loan officer who brings a customer to Corus and either closes on one loan or opens meaningful depository accounts shall be considered the account officer for that customer. It will be expected that other Bank officers will respect this protection and not solicit business from a protected customer without the account officer's permission. If a dispute arises over which officer should handle a certain account, please consult Michael Stein or Robert Glickman.

15.  TERMINATION OF EMPLOYMENT

         After an officer either resigns or is terminated, said officer (hereinafter referred to as a "Terminated Officer") will not earn any further current or deferred commissions on loans that are on the bank's books. Nor will a Terminated Officer earn any new commissions for the year in which the Termination occurs or in any subsequent years either. If an Officer is terminated before December 31st of any given year, that Officer will earn no Commissions for any partial year. Notwithstanding the foregoing, if an Officer is terminated without cause, or dies or ceases employment due to a physical disability, the commissions accrued through that officer's date of termination will be considered earned by the officer, and payable to him or her (or his or her estate), but subject to deferral and potential elimination as described elsewhere in this document.

The Terminated Officer may earn some, all or none of the Deferred Commission accrued in the years prior to the date of Termination, all according to the following guidelines:

         (1) If a Terminated Officer has any Deferred Commission amounts pending, the Deferral Periods would continue without any change in the Deferral Period whatsoever.



* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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         (2) The company will certify to the Terminated Officer that any calculations pertaining to the Deferred Commission were in substantial compliance with this program,

         (3) The Terminated Officer will not be entitled to direct access to the bank's records.

         (4) If all of the loans that generated commissions for the Terminated Officer pay off without loss prior to the end of the deferral period, any deferred amounts will be released at their then-current indexed value.

         (5) If there are any Losses in time periods after Termination, but before the Deferral Period expires, in any of the Loans in which the Terminated Officer generated a Commission in any prior year, then the Losses will be deducted from the Deferred Commission in accordance with the guidance contained in Section 8, "Sharing in Loan Losses", above.

16.  INDEPENDENT AUDITS

         An independent audit of loan files will be conducted annually to ensure that loans are closed as they were approved and with no documentation irregularities. This is a generally sound banking practice, and becomes particularly important once loan officers are directly rewarded for volume.

17.  CONFIDENTIALITY

         This Commission Program is not to be shown or disclosed to anybody outside of the Company. It is considered proprietary information of the Company. This pledge of confidentiality will continue after employment by the Company ceases for any reason. Acceptance of any commission payments by any officer will bind the officer to this pledge of Confidentiality.

18.  LIMITATION ON ASSIGNMENT

         ANY BENEFITS UNDER THIS COMMISSION PROGRAM MAY NOT BE ASSIGNED, SOLD, TRANSFERRED, PLEDGED OR ENCUMBERED, EXCEPT BY WILL OR INTESTACY, AND ANY ATTEMPT TO DO SO WILL BE VOID.




* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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19.   GOVERNMENT LAW

         EXCEPT TO THE EXTENT PREEMPTED BY THE LAWS OF THE UNITED STATES, THIS PROGRAM WILL BE CONSTRUED AND ADMINISTERED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

20. OFFICER REVIEW AND CONSENT

         Annually, so long as the officer is employed by the Bank, the Bank will supply each officer with a copy of these guidelines, in their most current form, a copy of a portion of the CCS detailing their loans (but not including loans for which the officer does not collect any commission), a summary of the current year's compensation including any commissions released, paid, and deferred, and a summary of the officer's current and prior year deferral amounts, including information on investment elections, and on any freezes, eliminations, or releases of deferral amounts. Officers will be asked to review all the information submitted to them and to acknowledge in writing whether or not they identify any discrepancy or error in the information provided to them.

         Terminated Officers will receive information as noted in Section 15 above, and the Bank will not be obligated to release any payment to a Terminated Officer without written consent from such officer regarding the accuracy of such payment, and confirming that the Terminated Officer does not have any claims against the company pertaining to deferral amounts or otherwise.


21.  PROGRAM SUBJECT TO CHANGE OR TERMINATION

         Management reserves the right to modify or cancel this Deferred Commission Program at any time for any officer or all officers in its sole discretion. The only surviving obligation of the company in the event of program cancellation would be to pay sums formally treated as Deferred Commission pursuant to Section 12, provided that such payments are warranted by Section 12 guidelines and not eliminated due to loan losses as noted in Section 7. This program in no other way constitutes a contract between the company and its officers.

         However, management understands that its refusal to adhere to the guidelines set forth herein would potentially hurt the overall morale of many valued employees. Management will try diligently to administer this program in a fair and ongoing manner, and expects that the program will ultimately benefit both the company and its loan officers.

         By the same token, officers are expected to act fairly and in the company's best interests. It is important to avoid the temptation to "game" the system, and seek to take advantage of loopholes or unintended results of the program. Such actions would lead to a loss of trust between the officer in question and management.

         Please direct any questions or comments to Michael Stein or Robert Glickman.




* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

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